Exhibit 99.2 to Form 8-K



                        [Form of Letter to Shareholders]



                [Letterhead of The Reynolds and Reynolds Company]

                                   May 6, 2001



Dear Shareholder:

                  On April 18, 2001, the Board of Directors of The Reynolds and Reynolds Company adopted a new shareholder rights plan to replace the original shareholder rights plan in effect since May 6, 1991. The ten-year term of the original shareholder rights plan by its terms expires on May 6, 2001. Accordingly, the Board of Directors has adopted the new rights plan to continue to protect your interests in the event that the Company is confronted with coercive, unfair or inadequate takeover bids.

                   The rights being granted under the new rights plan are designed to assure that all of the Company's shareholders receive fair and equitable treatment in any unsolicited bid for the Company. The rights are not intended to preclude legitimate offers to acquire the Company; however, they are intended to encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover. The new rights plan was not adopted in response to any known effort to acquire control of the Company.

                  Under the new rights plan, shareholders of record on May 6, 2001 will receive a dividend of one right for each outstanding Class A Common Share of the Company and one-twentieth of a right for each outstanding Class B Common Share of the Company. These rights initially will be represented by, and will trade together with, the Class A Common Shares and Class B Common Shares of the Company. A brief description of the rights and the new rights plan accompanies this letter.

                  Adoption of the new rights plan and the issuance of the rights do not affect the financial strength of the Company or the reported earnings per share, are not taxable to the shareholders or to the Company, and will not be dilutive.

                  The Board of Directors believes that the new rights plan represents a prudent means of addressing the current takeover climate and enabling the Board of Directors to ensure that you as a shareholder of Reynolds and Reynolds are treated fairly. Adoption of the new rights plan in replacement of our expiring rights plan is consistent with our continuing goal of creating long-term value for our shareholders and is designed to preserve the full value of your investment in Reynolds and Reynolds. The new rights plan and the rights are described in detail in the enclosed Summary of Rights. Please review this summary carefully.

Very truly yours,


David R. Holmes
Chairman of the Board

THE REYNOLDS AND REYNOLDS COMPANY
115 South Ludlow Street
Dayton, Ohio 45402
Phone:  (937) 485-2000


Enc.